Deal Name: ABSC AMQ 2006-HE7	SUBPRIME
We would like to see the following data on the aggregate collateral and on all of the groups in the deal.
		Freddie	Non-Freddie
	aggregate pool	group: __1	group:__2	group :__3
gross WAC (%)	8.31	8.507	8.204
wtd avg FICO	619	615	620
FICO < 500 (%)	0	0	0
FICO < 550 (%)	14.58	15.05	14.32
FICO < 600 (%)	31.96	35.79	29.91
FICO 600-650 (%)	39.17	39.11	39.21
Calculations inlcuding 1st liens only:
% Uninsured w/ LTV > 80%	47.89	65.62	38.41
LTV = 80 (%)	35	17	45
Calculations excluding silent/simultaneous 2nds (*):
wtd avg CLTV (%)	83	85.22	81.82		}	if first lien and no second lien in the deal, then provide LTV
CLTV > 80 (%)	48.94	67.32	39.12			if first lien and second lien in the deal, then provide CLTV
CLTV 95 -100 (%)	10.98	17.32	7.59			if second lien, then provide CLTV

silent/simultaneous 2nd liens (%)	32.96	16.56	41.73

Calculations including silent/simultaneous 2nds (**):
wtd Avg CLTV	89.19	88.13	89.76		}
CLTV 90 - 95 (%)	28.5	48.28	17.94			Provide CLTV on first, second and silent/simultaneous seconds
CLTV 95 - 100 (%)	43.03	33.13	48.32

Full Doc (%)	54.42	60.65	51.09
Stated Doc (%)	34.69	29.89	37.26
Limited Doc (%)	10.89	9.46	11.65
purch (%)	41.91	21.73	52.7
CO refi (%)	53.53	72.02	43.65
Own Occ (%)	92.58	86.6	95.77
Investor (%)	7.07	12.61	4.11
Prepay Penalty (%)	63.21	60.97	64.41
wtd avg DTI (%)	41	40.55	41.24
DTI < 40%	33.96	35.66	33.05
DTI 40 - 45%	27.13	24.87	28.33
DTI 45 - 50%	41.22	41.09	41.29
DTI 50 - 55%	10.44	11.01	10.14
DTI > 55%	0	0	0
ARM ? (% of total)	81.19	75.93	84
2/x hybrid (% of total)	59.15	49.26	64.44
3/x hybrid (% of total)	21.91	26.46	19.48
5/x hybrid (% of total)	0.08	0.2	0.02
1st Lien (% by $ amount)	98.94	98.29	99.29
1st Lien (% by # of loans)	95.47	93.28	97.22
Avg Loan Balance	227597.55	178957.56	266271.05
# of Loans	4906	2173	2733
Loan Bal < $100k (%)	5.66	8.68	4.04
Mtg Rates > 12% (%)	0.53	0.39	0.61
Manuf Housing (%)	0	0	0
largest state (% & name)	CA(32.30%)	CA(21.68%)	CA(37.98%)
IO loans (%)	21.86	14.25	25.92
% IO loans w/ stated maturity > 30yrs	0	0	0
10yr IO (%)	0	0	0
5yr IO (%)	21.86	14.25	25.92
2 yr IO (%)	0	0	0
IO: FICO	646	644	647
IO LTV (%)	83.17	84.32	82.84
IO DTI (%)	40.97	41.37	40.85
IO full doc (%)	11.85	10.03	12.81
IO: purch (%)	13.42	2.01	19.52
loans w/ maturity and/or amortization > 30yrs (%)	28.27	28.39	28.21			**Column 62-67 are products with > 30 yrs Amortization terms but all products in this pool has maturity of 30 years or less
>30yr FICO (%)	619	613	623
>30yr LTV (%)	83.28	85.85	81.89
>30yr DTI (%)	42.06	41.67	42.26
>30yr full doc (%)	11.67	13.59	10.65
>30yr purch (%)	12.53	5.55	16.26
Moody's Expected Loss (%) B2 Rating	4.75%
S&P Expected Loss (%) B Rating	4.96%
Fitch Expected Loss (%) B Rating	4.50%
DBRS Expected Loss (%) B Rating	4.75%
Full Appraisal (%)	> 99%
Insured AVM (%)	< 1%
BPO (%)	0.00%
MSA > = 5%
FICO
LTV (%)
CLTV(%)
purch (%)
CO refi (%)
Doc Type
Condo (%)

Loan Type	Teaser	IO Term	Loan Term	Gross	Avg. Balance	Initial Rate	% of pool
	Period (mths)	(mths)		Margin	($)	(Annual %)
Please make appropriate additions to include relevant ARM and/or IO loan types in the deal, and complete the fields listed below
ARM - 2/18	24	0	240	6	51,821.73	7.95	0
ARM - 2/28	24	0	360	5.9	200,397.07	8.82	23.76
ARM - 2/28 - 40Yr Dual	24	0	360	5.97	287,608.36	8.19	18.6
ARM - 2/28 - 5Yr IO	24	60	360	5.97	353,841.11	7.71	16.8
ARM - 3/12	36	0	180	4.75	79,530.95	7.88	0.01
ARM - 3/17	36	0	240	6	319,516.29	8.93	0.03
ARM - 3/27	36	0	360	5.63	202,236.15	8.74	11.61
ARM - 3/27 - 40Yr Dual	36	0	360	5.71	266,784.53	8.33	6.81
ARM - 3/27 - 5Yr IO	36	60	360	5.56	299,590.09	7.55	3.49
ARM - 5/25	60	0	360	2.75	164,162.55	7.02	0.06
ARM - 5/25 - 5Yr IO	60	60	360	2.75	139,050.00	7.32	0.02
Fixed - 10Yr	0	0	120	0	81,545.12	7.99	0.01
Fixed - 15Yr	0	0	180	0	138,652.59	7.73	0.32
Fixed - 20Yr	0	0	240	0	121,861.69	8.07	0.25
Fixed - 25Yr	0	0	300	0	173,808.74	7.87	0.22
Fixed - 30Yr	0	0	360	0	146,407.26	8.34	13.6
Fixed - 30Yr - 40Yr Dual	0	0	360	0	296,556.39	7.88	2.87
Fixed - 30Yr - 5Yr IO	0	60	360	0	309,007.90	7.56	1.55

Any information regarding disposable income would also be appreciated. Thanks very much.

Disclaimer The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-131465 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.